Expense Limitation Agreement

November 11, 2019

To:	Mutual Fund Series Trust
17605 Wright Street
Omaha, NE 68130

Dear Board Members:

You have engaged us to act as the sole investment adviser to the series of the Trust listed on Exhibit A (each a “Fund” and together the “Funds”) pursuant to the Management Agreement dated May 14, 2014 (the “Agreement”).

Effective immediately, we hereby contractually agree to waive management fees and/or reimburse the Funds for expenses they incur, but only to the extent necessary to maintain each Fund’s total annual operating expenses (excluding brokerage costs; borrowing costs such as (a) interest and (b) dividends on securities sold short; taxes; underlying fund expenses; and extraordinary expenses) at the percentage of average daily net assets and term as stated in Exhibit A for each Fund.

This agreement shall remain in effect for a Fund until at least the date set forth on Exhibit A, unless terminated sooner as provided herein, and shall continue in effect for successive twelve- month periods, provided that such continuance is specifically approved by a majority of the Trustees of the Mutual Fund Series Trust (the “Trust”). This agreement may only be terminated by the Fund's Board of Trustees on 60 days’ written notice to AlphaCentric Advisors LLC (“AlphaCentric”), and upon the termination of the Management Agreement between the Trust and AlphaCentric.

Any waiver or reimbursement by us is subject to repayment by the Fund within the three fiscal years following the date of the waiver and/or reimbursement, so long as such recoupment does not cause the Fund’s expense ratio (after the repayment is taken into account) to exceed both: (i) the Fund’s expense limitation at the time such expenses were waived and (ii) the Fund’s current expense limitation at the time of recoupment.

Very truly yours,

ALPHACENTRIC ADVISORS LLC

By:__/s/ Jerry Szilagyi____________

Name, Title: Jerry Szilagyi, President

The foregoing Agreement is hereby accepted.

MUTUAL FUND SERIES TRUST

By: /s/ Tobias Caldwell

Name, Title: Tobias Caldwell, Trustee